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Filed Pursuant to Rule 424(b)(2)
Registration Number 333-152562

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.125 per share	23,805,000	$10.50	$249,952,500	$13,947.35

(1)
Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares to cover over-allotments.

(2)
This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement No. 333-152562 filed by the Registrant on July 28, 2008. Pursuant to Rule 457(p), $158,149 of unused registration fees in respect of unsold securities registered under Registration Statement No. 333-113313 filed by the Registrant on March 5, 2004, which fees have already been paid, were offset against future registration fees that would otherwise be payable under Registration Statement No. 333-152562 filed by the Registrant on July 28, 2008. The $13,947.35 registration fee payable with respect to this offering is hereby offset against the $158,149 of unused registration fees available for offset and, accordingly, no filing fee is paid herewith.

Prospectus Supplement
(To Prospectus dated July 28, 2008)

20,700,000 shares

TEXTRON INC.

Common Stock

We are offering 20,700,000 shares of our common stock. All of the shares of our common stock offered by this prospectus supplement are being offered by us.

Our common stock is listed on the New York Stock Exchange under the symbol "TXT." On April 29, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $10.81 per share.

Concurrently with this offering, we are offering $540,000,000 principal amount of our 4.50% convertible senior notes due 2013 (or a total of $600,000,000 principal amount if the underwriters in that offering exercise their over-allotment option to purchase additional convertible senior notes in full) in an underwritten offering pursuant to a separate prospectus supplement. This offering is not contingent upon the convertible notes offering, and the convertible notes offering is not contingent upon this offering.

Investing in our common stock involves risks. See "Risk factors" beginning on page S-8 of this prospectus supplement.

	Per Share	Total

Public offering price	$10.5000	$217,350,000
Underwriting discounts and commissions	$ 0.4725	$ 9,780,750
Proceeds, before expenses, to us	$10.0275	$207,569,250

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase, exercisable within the 30-day period from the date of this prospectus supplement, up to an additional 3,105,000 shares of our common stock, at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $11,247,863 and total proceeds, before expenses, to us, will be $238,704,638.

The underwriters expect to deliver the shares on or about May 5, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P.Morgan

Co-Managers

Barclays Capital	Citi	Credit Suisse	Deutsche Bank Securities
HSBC	Merrill Lynch & Co.	Mitsubishi UFJ Securities	UBS Investment Bank

April 29, 2009

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any final term sheet. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the shares of our common stock only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such information and in no case as of any date subsequent to the date on the front cover of this prospectus supplement.

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About this prospectus supplement

This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, issue and sell any combination of the securities, including the shares of our common stock, described in the accompanying prospectus. The accompanying prospectus provides you with a general description of these securities, and this prospectus supplement contains specific information about the terms of this offering of the shares of our common stock.

This prospectus supplement, or the information incorporated by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under "Where You Can Find More Information" in the accompanying prospectus.

Unless otherwise indicated, references in this prospectus supplement and the accompanying prospectus to "Textron," "we," "us," "our" and "our company" are to Textron Inc. and, as applicable, its subsidiaries. When we refer to the "shares" in this prospectus supplement, we mean the shares of our common stock being offered by this prospectus supplement, unless we state otherwise.

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Summary

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference, especially the risks described under "Risk factors" in this prospectus supplement, before making an investment decision. See "Where You Can Find More Information" in the accompanying prospectus.

Textron Inc.

General

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers around the world with innovative solutions and services. We operate in five business segments—Cessna, Bell, Textron Systems, Industrial and Finance. Our business segments include operations that are unincorporated divisions of Textron Inc. and others that are separately incorporated subsidiaries.

Cessna segment

Based on unit sales, Cessna Aircraft Company is the world's largest manufacturer of general aviation aircraft. Cessna currently has four major product lines: Citation business jets, Caravan single engine turboprops, Cessna single engine piston aircraft and aftermarket services. Cessna's revenues accounted for approximately 40%, 40% and 38% of our total revenues in 2008, 2007 and 2006, respectively.

Cessna markets its products worldwide primarily through its own sales force, as well as through a network of authorized independent sales representatives, depending upon the product line. Cessna has several competitors in various market segments. Cessna's aircraft compete with other aircraft that vary in size, speed, range, capacity, handling characteristics and price. Cessna operates a business jet fractional ownership business through a joint venture called CitationShares. Cessna's current ownership interest in CitationShares is approximately 90%. This business offers shares of Citation aircraft for operation throughout the contiguous United States and in Canada, Mexico, Central America, the Caribbean and Bermuda. CitationShares also has an advance purchase jet aircraft charter product called the Vector Jetcard.

Bell segment

Bell Helicopter is one of the leading suppliers of helicopters, tiltrotor aircraft and helicopter-related spare parts and services in the world. Bell manufactures for both military and commercial applications. Bell's revenues accounted for approximately 20%, 20% and 21% of our total revenues in 2008, 2007 and 2006, respectively.

Bell supplies advanced military helicopters and support to the U.S. Government and to military customers outside the United States. Bell is one of the leading suppliers of helicopters to the U.S. Government and, in association with The Boeing Company, the only supplier of military tiltrotor aircraft.

Bell also is a leading supplier of commercially certified helicopters and support to corporate, offshore petroleum exploration and development, utility, charter, police, fire, rescue and emergency medical helicopter operators. Bell produces a variety of commercial aircraft types, including light single and twin engine helicopters and medium twin engine helicopters, along with other related products.

Bell competes against a number of competitors based in the United States and other countries for its helicopter business, and its parts and support business competes against numerous competitors around the world. Competition is based primarily on price, product quality and reliability, product support, contract performance and reputation.

Textron Systems segment

Textron Systems is a primary supplier to the defense, aerospace and general aviation markets, providing approximately 15%, 11% and 10% of our total revenues in 2008, 2007 and 2006, respectively. This segment's principal strategy is to address the U.S. Department of Defense's emphasis on precision engagement and network-centric warfare by leveraging advances in information technology in the development and production of networked sensors, weapons and the associated algorithms and software.

Textron Systems manufactures unmanned systems, precision weapons, airborne and ground-based surveillance systems, sophisticated intelligence and situational awareness software, armored vehicles and turrets and reciprocating piston aircraft engines. While the Textron Systems segment sells most of its products to U.S. customers, it also sells certain products to customers outside the United States through sales representatives and distributors located in various global locations.

Textron Systems includes six operating units: AAI Corporation, Lycoming Engines, Overwatch Geospatial Operations, Overwatch Tactical Operations, Textron Defense Systems and Textron Marine & Land Systems.

Textron Systems competes against a number of competitors in the United States and other countries on the basis of technology, contract performance, price, product quality and reliability, product support and reputation.

On April 3, 2009, we sold HR Textron, which will be classified as a discontinued operation in our financial statements for the quarter ended April 4, 2009.

Industrial segment

The Industrial segment includes our Kautex, Greenlee, E-Z-GO and Jacobsen businesses.

Kautex

Kautex, headquartered in Bonn, Germany, is a leading developer and manufacturer of blow-molded fuel systems for cars, light trucks, all-terrain vehicles and watercraft, and windshield and head lamp washer systems, as well as selective catalytic reduction systems used to reduce emissions from diesel engines.

Revenues of Kautex accounted for approximately 12%, 14% and 14% of our total revenues in 2008, 2007 and 2006, respectively. In North America, Kautex also produces metal fuel fillers and engine camshafts for the automotive market. To a lesser extent, Kautex serves other industrial customers with bottles and plastic containers for food, household, laboratory and industrial uses. These products are developed and produced in Germany.

Kautex has a limited number of competitors worldwide, some of which are affiliated with the original equipment manufacturers that comprise Kautex's targeted customer base. Competition typically is based on a number of factors, including price, product quality and reliability, prior experience and available manufacturing capacity.

Greenlee

Greenlee designs and manufactures powered equipment, electrical test and measurement instruments, hand and hydraulic powered tools and electrical and fiber optic connectors under the Greenlee, Fairmont, Klauke, Paladin Tools, Progressive and Tempo brand names. The products principally are used in the electrical construction and maintenance, telecommunications, data communications, wiring and plumbing industries. Greenlee distributes its products through a global network of sales representatives and distributors and sells its products directly to home improvement retailers and original equipment manufacturers. Through a joint venture, Greenlee also sells hand and powered tools for the plumbing and mechanical industries in North America. The Greenlee businesses face competition from numerous manufacturers based primarily on price and product quality and reliability.

E-Z-GO

E-Z-GO designs, manufactures and sells golf cars and off-road utility vehicles powered by electric and internal combustion engines under the E-Z-GO name, as well as multi-purpose utility vehicles under the E-Z-GO and Cushman brand names.

E-Z-GO's commercial customers consist primarily of golf courses, resort communities and municipalities, as well as commercial and industrial users such as airports, college campuses and factories. E-Z-GO's golf cars and utility vehicles also are sold in the consumer market. Sales are made through a network of dealers and directly to end-users. E-Z-GO has two major competitors for golf cars and several other competitors for utility vehicles. Competition is based primarily on price, product quality and reliability, product support and reputation.

Jacobsen

Jacobsen designs and manufactures professional turf-maintenance equipment and specialized turf-care vehicles. Major brand names include Ransomes, Jacobsen and Cushman.

Jacobsen's commercial customers consist primarily of golf courses, resort communities, sporting venues and municipalities. Sales are made through a network of distributors and dealers. Jacobsen has two major competitors for professional turf-maintenance equipment and several other competitors for specialized turf-care. Competition is based primarily on price, product quality and reliability, and product support.

Finance segment

Our Finance segment consists of Textron Financial Corporation along with the entities consolidated into it, or TFC, a diversified commercial finance company with operations in six major divisions: Asset-Based Lending, Aviation Finance, Distribution Finance, Golf Finance, Resort Finance and Structured Capital.

In the fourth quarter of 2008, we announced a plan to exit all of the commercial finance business of our Finance segment, other than that portion of the business supporting customer purchases of products that we manufacture. We made the decision to exit this business due to continued weakness in the economy and in order to address our long-term liquidity position in light of continuing disruption and instability in the capital markets. The exit plan will be effected through a combination of orderly liquidation and selected sales and is expected to be substantially complete over the next two to four years.

Our Finance segment continues to originate new customer relationships and receivables in the Aviation Finance division, which provides financing for new and used Cessna business jets, single engine turboprops, piston-engine airplanes and Bell helicopters, and the Golf Finance division, which provides term financing for E-Z-GO golf cars and Jacobsen turf-care equipment. Our Finance segment's services are offered primarily in North America. However, our Finance segment finances certain Textron products worldwide, principally Bell helicopters and Cessna aircraft.

In 2008, 2007 and 2006, our Finance segment paid our manufacturing segments $1.0 billion, $1.2 billion and $1.0 billion, respectively, related to the sale of Textron-manufactured products that it financed. Our Cessna and Industrial segments also received proceeds in those years of $18 million, $27 million and $63 million, respectively, from the sale of equipment from their manufacturing operations to our Finance segment for use under operating lease agreements.

The commercial finance environment in which our Finance segment continues to operate is highly fragmented and has traditionally been extremely competitive. Our Finance segment is subject to competition from various types of financing institutions, including banks, leasing companies, commercial finance companies and finance operations of equipment vendors. Competition within the commercial finance industry is primarily focused on price, term, structure and service.

Our Finance segment's largest business risks are continued access to financing through the capital markets and the collectibility of its finance receivable portfolio.

Recent financial information

On April 28, 2009, we reported first quarter 2009 earnings of $0.35 per share. Revenues in the quarter were $2.5 billion, down 24% from the first quarter of 2008. We ended the quarter with $1.7 billion in cash and cash equivalents. For further information on our financial results for the quarterly period ended April 4, 2009, please see our Quarterly Report on Form 10-Q, which has been incorporated by reference in the accompanying prospectus.

Recent actions by rating agencies

The major rating agencies regularly evaluate us, including TFC. Both our long- and short-term credit ratings have recently been subject to significant downgrades by the rating agencies. On April 28, 2009, Moody's Investors Service downgraded our long-term credit rating to Baa3 and our short-term credit rating to Prime-3, in each case with "negative" outlook, and Fitch Ratings downgraded our long-term credit rating to BB+ and our short-term credit rating to B, in each case with "negative" outlook. There is no assurance that these rating agencies, including Standard & Poor's Ratings Service, will not further downgrade our credit ratings in the near future, and we cannot predict the substance or timing thereof.

In connection with these rating actions, the rating agencies have cited concerns about the Finance group, including execution risks associated with our decision to exit portions of our finance businesses and the need for Textron Inc. to make capital contributions to TFC, as well as lower-than-expected business and financial outlook for 2009, including Cessna's lower earnings and cash flow, the increase in outstanding debt resulting from the drawdown on our credit facilities, weak economic conditions and continued liquidity and funding constraints.

Investors are cautioned that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating organization, and that each credit rating should be evaluated independently of any other credit rating.

We are incorporated under the laws of Delaware. Our principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903, and our telephone number is (401) 421-2800.

The offering

Issuer	Textron Inc., a Delaware corporation
Common Stock Offered by Us	20,700,000 shares
Common Stock Outstanding Immediately Following the Offering	265,410,005 shares
Option to purchase additional shares	3,105,000 shares
Use of Proceeds
We estimate that the proceeds from this offering will be approximately $207.6 million ($238.7 million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriting discounts and commissions and offering expenses payable by us. We intend to use approximately $40.5 million of the net proceeds from this offering for the cost of the convertible note hedge transactions discussed below under "Underwriting—Convertible note hedge and warrant transactions" after such cost is partially offset from the proceeds of the warrant transactions. We intend to use the remainder of the net proceeds from this offering, together with the net proceeds from the concurrent convertible notes offering, to increase our liquidity and for general corporate purposes, including the repayment of consolidated debt. See "Use of proceeds" in this prospectus supplement.

One or more of the underwriters of the convertible senior notes and/or their affiliates are counterparties in the convertible note hedge and warrant transactions and will receive a portion of the net proceeds from this offering used for those transactions. See "Underwriting—Convertible note hedge and warrant transactions" in this prospectus supplement. If the underwriters exercise their over-allotment option to purchase additional notes in the concurrent convertible notes offering, we expect to enter into additional warrant transactions and expect to use an additional portion of the net proceeds from this offering and the additional warrant transactions to enter into additional convertible note hedge transactions.
New York Stock Exchange Symbol for our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "TXT."

The number of shares of common stock that will be outstanding immediately following this offering is based on the number of shares outstanding as of April 4, 2009 and excludes:

•
21.6 million shares reserved for issuance under our equity plans, under which restricted stock units with respect to and options to purchase 11.4 million shares were outstanding as of

  April 4, 2009, at a weighted average exercise price of $35.89 per share, of which options to purchase 7.1 million shares were then exercisable; and

•
shares of common stock issuable upon conversion of our 4.50% convertible senior notes due 2013 to be issued in the concurrent convertible notes offering. See "—Concurrent offering of convertible senior notes."

Risk factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in us and the shares as set forth under "Risk factors" in this prospectus supplement, as well as other information we include or incorporate by reference in this prospectus supplement or the accompanying prospectus.

Concurrent offering of convertible senior notes

Concurrently with this offering, we are offering $540,000,000 principal amount of our 4.50% convertible senior notes due 2013 (or a total of $600,000,000 principal amount if the underwriters in that offering exercise their over-allotment option in full) in an underwritten public offering pursuant to a separate prospectus supplement (the "convertible notes offering").

The convertible senior notes will mature on May 1, 2013, unless earlier repurchased or converted, and will pay interest semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2009, at a rate of 4.50% per year. The convertible senior notes will be convertible into shares of our common stock, cash or a combination of cash and shares of our common stock, at an initial conversation rate of 76.1905 shares of our common stock per $1,000 principal amount of the convertible senior notes (which is equivalent to an initial conversion price of approximately $13.125 per share), subject to adjustment. See "Concurrent offering of convertible senior notes" in this prospectus supplement.

We expect to raise approximately $690.9 million in net proceeds from this offering and the convertible notes offering, after deducting the underwriting discounts and commissions and the estimated cost of the convertible note hedge transactions (after such cost is partially offset from the proceeds of the warrant transactions) and before offering expenses payable by us, assuming no exercise of the underwriters' options to purchase additional securities with respect to either offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities. See "Use of proceeds" in this prospectus supplement.

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the convertible senior notes. This offering is not contingent upon the convertible notes offering, and the convertible notes offering is not contingent upon this offering. We cannot assure you that we will complete the concurrent convertible notes offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the convertible notes offering and that the underwriters for the convertible notes offering do not exercise their over-allotment option to purchase additional convertible notes and that the underwriters for this offering do not exercise their option to purchase additional shares.

Risk factors

You should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. These risk factors update and supersede the risk factors in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Risks relating to our business and to the financial services industry and financial markets

If the current economic uncertainty and capital market turbulence is prolonged, our planned liquidity actions may not be sufficient to meet our liquidity needs.

We have a significant amount of term debt that matures in early 2010, and we are reliant upon our planned liquidity actions to repay these obligations. If our plans to maximize cash flow in our manufacturing businesses through realignment of production levels, cost reduction activities and reduction of working capital, and our plans to liquidate non-captive finance receivables in our Finance segment, are not successful, we may not generate enough cash to repay our obligations without obtaining additional financing. We no longer have access to a back-up credit facility, and we may not be successful in obtaining additional financing on acceptable rates and terms, if at all. In such event, we may need to take additional cost-cutting or other measures that could adversely impact our business and results of operations.

Measures we are taking to enhance our liquidity position in our Finance segment, including our plan to exit portions of Textron Financial Corporation's commercial finance business, may not work in the manner and within the timeframe that we anticipate or at all.

We have announced a plan to exit all of the commercial finance business of our Finance segment, other than that portion of the business supporting the financing of customer purchases of Textron-manufactured products. The exit plan will be effected through a combination of orderly liquidation and selected sales. We cannot be certain that we will be able to accomplish the orderly liquidation or selected sales on a timely or successful basis or in a manner that will enhance our liquidity position. We may encounter delays and difficulties in effecting an orderly liquidation of our various receivable portfolios as a result of many factors, including the inability of our customers to find alternative financing, which could expose us to increased credit losses, as well as existing contractual limitations. We may not be able to accomplish sales of the receivables that have been designated for sale or transfer at the pricing that we anticipate or in the timeframe that we anticipate. We may be required to make additional mark-to-market or other adjustments against assets that we intend to sell or to take additional reserves against assets that we intend to retain. We may change our current strategy based on either our performance and liquidity position or changes in external factors affecting the value or marketability of our assets, which could result in changes in the classification of assets we intend to hold for investment and additional mark-to-market adjustments. We may incur higher costs than anticipated as a result of this exit plan or be subject to claims made by third parties, and the exit plan may result in exacerbated credit losses. Moreover, our withdrawal from these lines of business will reduce the income and cash flow that our Finance segment generates in future years. Our failure to accomplish the exit plan successfully could result in continuing or increased adverse effects on our financial condition and results of operations.

Current levels of credit market volatility are unprecedented, which may continue to disrupt our access (including our Finance group's access) to the capital markets, and other sources of liquidity may not be available.

Due to unprecedented levels of volatility and disruption in the credit markets beginning in the second half of 2008, we have experienced difficulty in accessing our historical sources of financing at favorable rates and terms. The continued deterioration of the credit markets has adversely impacted our liquidity. This situation has been exacerbated by the recent downgrades of our credit ratings, including on April 28, 2009, as described under "Summary—Textron Inc.—Recent actions by rating agencies" above, which have adversely impacted our ability to access the credit markets. Given the current economic environment and the risks associated with the capital markets in general, including the current unavailability to us of public unsecured term debt and difficulty we had in accessing sufficient commercial paper on a daily basis, on February 3, 2009, we borrowed the entire available balance of the $3.0 billion committed bank credit lines available to Textron and TFC. However, the additional liquidity provided by the bank line draw may not be sufficient to meet our needs, and we may need to obtain additional financing or raise additional capital.

We are continuing to explore other potential avenues of liquidity, including funding sources in the capital markets, sales of other assets within our Manufacturing group and new financing structures for the Finance group. However, we may not be able to raise sufficient capital as and when required if the financial markets remain in turmoil, and any capital we raise may be on terms that are dilutive to existing shareholders or otherwise unfavorable to us. Any sales of other assets that we may carry out may be completed on unfavorable terms or cause us to incur charges, and we would lose the potential for market upside on those assets in a market recovery. New financing structures may not be available on acceptable rates and terms. If our business continues to experience significant challenges, we may face other pressures, such as employee retention issues and potential loss of suppliers or distributors for our products.

Payments required under our support agreement with TFC could restrict our use of capital.

As a result of the decision to downsize TFC and the resulting accounting charges and adjustments recorded in the fourth quarter of 2008, under the terms of our support agreement with TFC, we made a cash payment of $625 million to TFC to maintain both the fixed charge coverage ratio required by the support agreement and the leverage ratio required by TFC's credit facility. In April 2009, we made an additional cash payment of $88 million to TFC to maintain compliance with the fixed charge coverage ratio. These cash payments were recorded as capital contributions to TFC. We expect to have to make additional capital contributions to TFC on a quarterly basis for the forseeable future in order to maintain these ratios. While capital contributions to TFC may not increase the aggregate amount of outstanding consolidated indebtedness of Textron and TFC, such contributions could restrict our allocation of available capital for other purposes. In addition, recently, from time to time, TFC has borrowed from us to meet its liquidity needs, and it may require further borrowings from us for its liquidity needs in the future, depending upon market conditions. TFC's need for borrowings from us could restrict our use of funds for other purposes.

Our lowered credit ratings limit our access to the capital markets and increases the cost of our funding from the capital markets.

The major rating agencies regularly evaluate us, including TFC. Both our long- and short-term credit ratings have recently been subject to significant downgrades. As described under "Summary—Textron Inc.—Recent actions by rating agencies" above, on April 28, 2009, Moody's Investors Service downgraded our long-term credit rating to Baa3 and Fitch Ratings downgraded our long-term credit rating to a below investment-grade rating of BB+, in each case with "negative" outlook. There is no assurance that these rating agencies, including Standard & Poor's Ratings Service, will not further downgrade our ratings in the near future, and we cannot predict the substance or timing thereof. In connection with these rating actions, the rating agencies have cited concerns about the Finance group, including execution risks associated with our decision to exit the non-captive finance businesses and the need for Textron Inc. to make capital contributions to TFC, as well as lower-than-expected business and financial outlook for 2009, the increase in outstanding debt resulting from the drawdown on our credit facilities, weak economic conditions and continued liquidity and funding constraints. Failure to maintain investment grade credit ratings with other major credit agencies would prevent us from accessing the commercial paper markets, and may adversely affect the cost and other terms upon which we are able to obtain other financing, as well as our access to the capital markets.

Difficult conditions in the financial markets have adversely affected the business and results of operations of our Finance segment, and we do not expect these conditions to improve in the near future.

The financial performance of our Finance segment depends on the quality of loans, leases and other credit products in its finance asset portfolios. Portfolio quality may be adversely affected by several factors, including finance receivable underwriting procedures, collateral quality, or geographic or industry concentrations, the ability of our customers to obtain alternative financing as our Finance segment exits certain lines of business, as well as the recent deterioration of the financial markets. Current financial market conditions have resulted in significant writedowns of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These writedowns, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, and, in some cases, to fail. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies and defaults, lack of consumer confidence, increased market volatility and widespread reduction of business activity. In addition, our credit risk may be exacerbated when our collateral cannot be realized or is liquidated at prices not sufficient to recover the full amount of our finance receivable portfolio. Further deterioration of our Finance segment's ability to successfully collect its finance receivable portfolio and to resolve problem accounts may adversely affect our cash flow, profitability and financial condition. As these current market conditions persist or worsen, we could experience continuing or increased adverse effects on our financial condition and results of operations.

Our ability to fund our captive financing activities at economically competitive levels depends on our ability to borrow and the cost of borrowing in the credit markets.

The long-term viability and profitability of our Finance group's business of the financing of customer purchases of Textron-manufactured products are dependent, in part, on our (and our Finance group's) ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, are dependent on our credit ratings and are subject to credit market volatility. With our recent lack of access to the credit markets, our Finance group is currently funding our customer financing activity through a combination of cash generated from operations, cash on hand from drawdown of our bank credit line, revolving securitization facilities and third-party funding arrangements. Our Finance group's ability to continue to offer customer financing for the products which we manufacture is largely dependent on our ability to obtain funding at a reasonable cost. If we are unable to continue to offer customer financing or if we are unable to offer competitive customer financing, especially in the case of our competitors with affiliated banking institutions, it could negatively impact our Manufacturing group's ability to generate sales which could adversely affect our results of operations and financial condition.

Delays in aircraft delivery schedules, cancellation of orders or decline in demand for our aircraft products may adversely affect our financial results.

We generally make sales of our commercial aircraft under purchase orders that are subject to cancellation, modification or rescheduling. The current weak economic environment has resulted in a substantial number of customer requests for delayed delivery of ordered aircraft and cancellations of orders, as well as reduced demand for our aircraft and a tightening of credit availability for potential purchasers of our aircraft. Aircraft customers, including sellers of fractional share interests, may continue to respond to weak economic conditions by delaying delivery of orders or canceling orders. Weakness in the economy may result in fewer hours flown on existing aircraft and, consequently, lower demand for spare parts and maintenance. Weak economic conditions also may continue to soften demand for new and used business jets and helicopters and may impact our decision to continue the investment necessary to proceed with development of new products throughout their lengthy research and development cycle. Suspension or cancellation of aircraft development programs may result in the writeoff of some or all of our investment costs and the return of customer deposits. In addition, both U.S. and foreign governments and government agencies regulate the aviation industry; may impose new regulations with additional regulatory, aircraft security or other requirements or restrictions that may adversely impact demand for business jets or helicopters. Continued delivery delays, cancellations of orders or reduced demand for new and used aircraft, spare parts and maintenance could significantly reduce our revenues, profitability and cash flows.

The soundness of our suppliers, customers and business partners could affect our business and results of operations.

All of our segments are exposed to risks associated with the creditworthiness of our key suppliers, customers and business partners, including automobile manufacturers and other industrial customers, customers of our Bell and Cessna products, home improvement retailers and original equipment manufacturers, many of which may be adversely affected by the volatile conditions in the financial markets. These conditions could result in financial instability or other adverse effects at any of our suppliers, customers or business partners. The consequences of such adverse effects could include the interruption of production at the facilities of our customers or suppliers, the reduction, delay or cancellation of customer orders, delays in or the inability of customers to obtain financing to purchase our products, and bankruptcy of customers or other creditors. Any of these events may adversely affect our cash flow, profitability and financial condition.

The soundness of financial institutions could adversely affect us.

We have relationships with many financial institutions, and, from time to time, we execute transactions with counterparties in the financial services industry. As a result, defaults by, or even rumors or questions about, financial institutions or the financial services industry generally, could result in losses or defaults by these institutions. In the event that the volatility of the financial markets adversely affects these financial institutions or counterparties, we or other parties to the transactions with us may be unable to complete transactions as intended, including divestitures that may be subject to funding requirements on the part of the buyer, which could adversely affect our business and results of operations.

We have customer concentration with the U.S. Government.

During 2008, we derived approximately 24% of our revenues from sales to a variety of U.S. Government entities. Our U.S. Government revenues have continued to grow both organically and through acquisitions. Our ability to compete successfully for and retain U.S. Government business is highly dependent on technical excellence, management proficiency, strategic alliances, cost-effective performance, and the ability to recruit and retain key personnel. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs. The funding of these programs is subject to congressional appropriation decisions. Although multiple-year contracts may be planned in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs often are only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The reduction or termination of funding, or changes in the timing of funding, for a U.S. Government program in which we provide products or services would result in a reduction or loss of anticipated future revenues attributable to that program and could have a negative impact on our results of operations. While the overall level of U.S. defense spending has increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan and the U.S. Department of Defense's military transformation initiatives, we can give no assurance that such spending will continue to grow or not be reduced. Significant changes in national and international priorities for defense spending could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

U.S. Government contracts may be terminated at any time and may contain other unfavorable provisions.

The U.S. Government typically can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have an adverse effect on our ability to compete for future contracts and orders. If any of our contracts are terminated by the U.S. Government, our backlog would be reduced, in accordance with contract terms, by the expected value of the remaining work under such contracts. In addition, on those contracts for which we are teamed with others and are not the prime contractor, the U.S. Government could terminate a prime contract under which we are a subcontractor, irrespective of the quality of our products and services as a subcontractor. In any such event, our financial condition and results of operations could be adversely affected.

As a U.S. Government contractor, we are subject to a number of procurement rules and regulations.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. Government contracts. These laws and regulations, among other things, require certification and disclosure of all cost and pricing data in connection with contract negotiation, define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. Government contracts, and restrict the use and dissemination of classified information and the exportation of certain products and technical data. Our U.S. Government contracts contain provisions that allow the U.S. Government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract, and control and potentially prohibit the export of our products, services and associated materials. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts and, under certain circumstances, suspension or debarment from future contracts for a period of time. These laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business.

Cost overruns on U.S. Government contracts could subject us to losses or adversely affect our future business.

Contract and program accounting require judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Assumptions have to be made regarding the length of time to complete the contract because costs include expected increases in wages and prices for materials. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award fees also are used in estimating sales and profit rates based on actual and anticipated awards. Because of the significance of these estimates, it is likely that different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future financial results of operations.

Under fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur, and, consequently, any costs in excess of the fixed price are absorbed by us. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost reimbursement contracts, which are subject to a contract-ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if our costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Under each type of contract, if we are unable to control costs we incur in performing under the contract, our financial condition and results of operations could be adversely affected. Cost overruns also may adversely affect our ability to sustain existing programs and obtain future contract awards.

Failure to perform by our subcontractors or suppliers could adversely affect our performance.

We rely on other companies to provide raw materials, major components and subsystems for our products. Subcontractors also perform services that we provide to our customers in certain circumstances. In addition, we outsource certain support functions, including certain global information technology infrastructure services to third-party service providers. We depend on these vendors, subcontractors and service providers to meet our contractual obligations to our customers and conduct our operations.

Our ability to meet our obligations to our customers may be adversely affected if suppliers do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. The risk of these adverse effects may be greater in circumstances where we rely on only one or two subcontractors or suppliers for a particular product or service. In particular, in the aircraft industry, most vendor parts are certified by the regulatory agencies as part of the overall Type Certificate for the aircraft being produced by the manufacturer. If a vendor does not or cannot supply its parts, then the manufacturer's production line may be stopped until the manufacturer can design, manufacture and certify a similar part itself or identify and certify another similar vendor's part, resulting in significant delays in the completion of aircraft.

Such events may adversely affect our financial results of operations or damage our reputation and relationships with our customers. Likewise, any disruption of our information technology systems or other outsourced processes or functions could have a material adverse impact on our operations and our financial results.

Developing new products and technologies entails significant risks and uncertainties.

Delays or cost overruns in the development and acceptance of new products, or certification of new aircraft products and other products, could affect our financial results of operations. These delays could be caused by unanticipated technological hurdles, production changes to meet customer demands, unanticipated difficulties in obtaining required regulatory certifications of new aircraft products, coordination with joint venture partners or failure on the part of our suppliers to deliver components as agreed. We also could be adversely affected if the general efficacy of our research and development investments to develop products is less than expected. Furthermore, because of the lengthy research and development cycle involved in bringing certain of our products to market, we cannot predict the economic conditions that will exist when any new product is complete. A reduction in capital spending in the aerospace or defense industries could have a significant effect on the demand for new products and technologies under development, which could have an adverse effect on our financial performance or results of operations.

Our joint venture, teaming and other arrangements involve risks and uncertainties.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties, including the risk of the joint venture or related business partner failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

We may make acquisitions and dispositions that increase the risks of our business.

We may enter into acquisitions or dispositions in the future in an effort to enhance shareholder value. Acquisitions or dispositions involve a certain amount of risks and uncertainties that could result in our not achieving expected benefits. With respect to acquisitions, such risks include difficulties in integrating newly acquired businesses and operations in an efficient and cost-effective manner; challenges in achieving expected strategic objectives, cost savings and other benefits; the risk that the acquired businesses' markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets; the risk that we pay a purchase price that exceeds what the future results of operations would have merited; and the potential loss of key employees of the acquired businesses. With respect to dispositions, the decision to dispose of a business or asset may result in a writedown of the related assets if the fair market value of the assets, less costs of disposal, is less than the book value. In addition, we may encounter difficulty in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner. We may also underestimate the costs of retained liabilities or indemnification obligations. In addition, unanticipated delays or difficulties in effecting acquisitions or dispositions may divert the attention of our management and resources from our existing operations.

Our operations could be adversely affected by interruptions of production that are beyond our control.

Our business and financial results may be affected by certain events that we cannot anticipate or that are beyond our control, such as natural disasters and national emergencies that could curtail production at our facilities and cause delayed deliveries and canceled orders. In addition, we purchase components and raw materials and information technology and other services from numerous suppliers, and, even if our facilities are not directly affected by such events, we could be affected by interruptions at such suppliers. Such suppliers may be less likely than our own facilities to be able to quickly recover from such events and may be subject to additional risks such as financial problems that limit their ability to conduct their operations.

Our international business is subject to the risks of doing business in foreign countries.

Our international business exposes us to certain unique and potentially greater risks than our domestic business, and our exposure to such risks may increase if our international business continues to grow. Our international business is subject to U.S. and local government regulations and procurement policies and practices, which may change from time to time, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings or cash settlement challenges, as well as to varying currency, geopolitical and economic risks. These international risks may be especially significant with respect to sales of aerospace and defense products. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors and suppliers in connection with international programs. Some international government customers require contractors to agree to specific in-country purchases, manufacturing agreements or financial support arrangements, known as offsets, as a condition for a contract award. The contracts generally extend over several years and may include penalties if we fail to meet the offset requirements which could adversely impact our revenues, profitability and cash flows.

If we fail to comply with the covenants contained in our various debt agreements, it may adversely affect our liquidity, results of operations and financial condition.

Our credit facility contains affirmative and negative covenants including:

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limitations on creation of liens on assets of Textron or of its manufacturing subsidiaries;

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maintenance of existence and properties; and

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maintaining a maximum debt to capital ratio (as defined and excluding our Finance group) of 65%.

The indentures governing our outstanding senior notes also contain covenants, including limitations on creation of liens on certain principal manufacturing facilities and shares of stock of subsidiaries which own such facilities and restrictions on sale and leaseback transactions with respect to such facilities. In addition, both the credit facility and the indentures provide that consolidations, mergers or sale of all or substantially all of our assets may only be effected if certain provisions are complied with. Some of these covenants may limit our ability to engage in certain financing structures, create liens, sell assets or effect a consolidation or merger.

In addition, our credit facility contains, and the indenture governing the notes will contain, a cross-default provision that would trigger an event of default thereunder if we fail to pay or otherwise have a continued default under other indebtedness of Textron or any of our non-Finance group subsidiaries of over $100 million. A bankruptcy or monetary judgment in excess of $100 million against us or any of our subsidiaries that accounts for more than 5% of our consolidated revenues or our consolidated assets, including our Finance group, would also result in an event of default under our credit facility.

Our failure to comply with material provisions or covenants in the credit facility or the indentures, or the failure of certain of our subsidiaries to comply with their debt agreements, could have a material adverse effect on our liquidity, results of operations and financial condition.

We are subject to legal proceedings and other claims and we could incur judgments or enter into settlements for current or future claims that could adversely affect our financial position or our results of operations in any particular period.

We are subject to legal proceedings and other claims arising out of the conduct of our business, including proceedings and claims relating to commercial and financial transactions;

government contracts; lack of compliance with applicable laws and regulations; production partners; product liability; patent and trademark infringement; employment disputes; and environmental, safety and health matters. Under federal government procurement regulations, certain claims brought by the U.S. Government could result in our being suspended or debarred from U.S. Government contracting for a period of time. On the basis of information presently available, we do not believe that existing proceedings and claims will have a material effect on our financial position or results of operations. However, litigation is inherently unpredictable, and we could incur judgments or enter into settlements for current or future claims that could adversely affect our financial position or our results of operations in any particular period.

If our Finance group's estimates or assumptions used in determining the fair value of certain of its assets and its allowance for losses on finance receivables prove to be incorrect, its cash flow, profitability, financial condition, and business prospects could be materially and adversely affected.

Our Finance group uses estimates and various assumptions in determining the fair value of certain of its assets, including finance receivables held-for-sale and interest-only securities representing retained interests from securitizations of receivables which do not have active, quoted market prices. Our Finance group also uses estimates and assumptions in determining its allowance for losses on finance receivables and in determining the residual values of leased equipment and the value of repossessed assets and properties. It is difficult to determine the accuracy of these estimates and assumptions, and our Finance group's actual experience may differ materially from these estimates and assumptions. A material difference between our Finance group's estimates and assumptions and its actual experience may adversely affect our Finance group's cash flow, profitability, financial condition, and business prospects.

The levels of our reserves are subject to many uncertainties and may not be adequate to cover writedowns or losses.

In addition to reserves at our Finance segment, we establish reserves in our manufacturing segments to cover uncollectible accounts receivable, excess or obsolete inventory, fair market value writedowns on used aircraft and golf cars, recall campaigns, environmental remediation, warranty costs and litigation. These reserves are subject to adjustment from time to time depending on actual experience or current market conditions, and are subject to many uncertainties, including bankruptcy or other financial problems at key customers and changing market conditions.

Due to the nature of our business, we may be subject to liability claims arising from accidents involving our products, including claims for serious personal injuries or death caused by climatic factors, or by pilot or driver error. In the case of litigation matters for which reserves have not been established because the loss is not deemed probable, it is reasonably possible that such matters could be decided against us and could require us to pay damages or make other expenditures in amounts that are not presently estimable. In addition, we cannot be certain that our reserves are adequate and that our insurance coverage will be sufficient to cover one or more substantial claims. Furthermore, there can be no assurance that we will be able to obtain insurance coverage at acceptable levels and costs in the future.

An impairment of our goodwill and other intangible assets could negatively impact our results of operations.

At April 4, 2009, we had goodwill and other intangible assets, net of accumulated amortization, of approximately $2.1 billion, which represented approximately 10% of our total assets. As part of our overall strategy, we, from time to time, may acquire or make an investment in a business which will require us to record goodwill based on the purchase price and the value of the acquired assets. After acquisition, unforeseen issues could arise which adversely affect the anticipated returns of the business or value of the intangible assets and trigger an evaluation of the recoverability of the recorded goodwill and intangible assets for such business. The company evaluates goodwill amounts for impairment annually, or when evidence of potential impairment exists. The annual impairment test is based on several factors requiring judgment. A significant decrease in expected cash flows, changes in market conditions or a further decline in our stock price may indicate potential impairment of recorded goodwill and other intangible assets. A significant goodwill or other intangible asset impairment charge could have a negative impact on our financial results.

Currency, raw material price and interest rate fluctuations may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, raw material prices and interest rates. We monitor and manage these exposures as an integral part of our overall risk management program. In some cases, we purchase derivatives or enter into contracts to insulate our financial results of operations from these fluctuations. Nevertheless, changes in currency exchange rates, raw material prices and interest rates can have substantial adverse effects on our financial results of operations.

We may be unable to effectively mitigate pricing pressures.

In some markets, particularly where we deliver component products and services to original equipment manufacturers, we face ongoing customer demands for price reductions, which sometimes are contractually obligated. In some cases, we are able to offset these reductions through technological advances or by lowering our cost base through improved operating and supply chain efficiencies. However, if we are unable to effectively mitigate future pricing pressures, our financial results of operations could be adversely affected.

Our business could be adversely affected by strikes or work stoppages and other labor issues.

Approximately 11,800 of our employees, or 30% of our total employees, are unionized. As a result, we may experience work stoppages, which could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers and a loss of revenues. In addition, the presence of unions may limit our flexibility in responding to competitive pressures in the marketplace, which could have an adverse effect on our financial results of operations.

In addition to our workforce, the workforces of many of our customers and suppliers are represented by labor unions. Work stoppages or strikes at the plants of our key customers could result in delayed or canceled orders for our products. Work stoppages and strikes at the plants of our key suppliers could disrupt our manufacturing processes. Any of these results could adversely affect our financial results of operations.

The increasing costs of certain employee and retiree benefits could adversely affect our results.

Our earnings and cash flow may be impacted by the amount of income or expense we expend or record for employee benefit plans. This is particularly true for our defined benefit pension plans, where the contributions to those plans are driven by, among other things, our assumptions of the rate of return on plan assets, the discount rate used for future payment obligations and the rates of future cost growth. If the actual investment return and rates prove materially different from our assumptions, this could adversely impact the amount of pension expense and require larger contributions to the plans. Also, changing pension legislation and regulations could increase the cost associated with our defined benefit pension plans. In addition, medical costs are rising at a rate faster than the general inflation rate. Continued medical cost inflation in excess of the general inflation rate increases the risk that we will not be able to mitigate the rising costs of medical benefits. Increases to the costs of pension and medical benefits could have an adverse effect on our financial results of operations.

Unanticipated changes in our tax rates or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in both the U.S. and various non-U.S. jurisdictions, and our domestic and international tax liabilities are subject to the allocation of income among these different jurisdictions. Our effective tax rates could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities or changes in tax laws, which could affect our profitability. In particular, the carrying value of deferred tax assets is dependent on our ability to generate future taxable income. In addition, the amount of income taxes we pay is subject to audits in various jurisdictions, and a material assessment by a tax authority could affect our profitability.

Risks relating to the offering and our common stock

The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of our common stock has recently experienced, and may continue to experience, significant volatility. The market price of our common stock has varied between a high of $65.52 on May 30, 2008 and a low of $3.57 on March 6, 2009 during the 12-month period from April 28, 2008 through April 27, 2009. This volatility may affect the price of our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors described under "—Risks relating to our business and to the financial services industry and financial markets" in this prospectus supplement, as well as, among other things:

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our operating and financial performance and prospects;

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our ability to repay our debt;

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investor perceptions of us and the industry and markets in which we operate;

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announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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future sales of equity or equity-related securities;

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changes in earnings estimates or buy/sell recommendations by analysts; and

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general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, shareholders may initiate securities class action lawsuits if the market price of our common stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

Additional sales of our common stock in the public market could lower the market price of our common stock.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock units and upon conversion of the notes sold in the concurrent convertible notes offering. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. As of April 4, 2009, and without giving effect to this offering, we had outstanding approximately 245 million shares of our common stock and options to purchase approximately 9.6 million shares of our common stock (of which approximately 7.1 million were exercisable as of that date). We also had outstanding approximately 1.9 million unvested restricted stock units as of April 4, 2009.

The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity securities. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in the concurrent convertible notes offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

The convertible note hedge and warrant transactions may affect the value of our common stock.

In connection with the concurrent convertible notes offering, we entered into convertible note hedge transactions with one or more of the underwriters of the convertible senior notes and/or their affiliates, which we refer to as the hedge counterparties. These transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes. We also entered into warrant transactions with the hedge counterparties, which could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrant transactions.

In connection with the hedge counterparties' establishment of their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their respective affiliates may enter into various exchange-traded and over-the-counter cash-settled derivative transactions with respect to our common stock, as well as purchase or sell our common stock in privately negotiated transactions and/or open-market transactions, concurrently with, or shortly following, the pricing of the convertible senior notes.

These hedging and hedge unwind activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the convertible senior notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the hedge counterparties or their respective affiliates may modify or unwind their hedge positions following the pricing of the convertible senior notes from time to time (including during any settlement period in respect of any conversion of convertible senior notes) by purchasing or selling our common stock or the convertible senior notes in privately negotiated transactions and/or open-market transactions and/or by entering into or unwinding various exchange-traded and over-the-counter derivative transactions with respect to our common stock. The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

The decision by the hedge counterparties or their respective affiliates to engage in any of these transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of the hedge counterparties or their respective affiliates.

Further, if the convertible note hedge transactions and the warrant transactions fail to become effective when the convertible notes offering is completed, the hedge counterparties, or their respective affiliates, may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock. The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock. We have also agreed to reimburse the hedge counterparties for costs and expenses (including market losses) incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes in the event that the market value per share of our common stock at the time of conversion of the convertible senior notes is greater than the strike price of the convertible note hedge transactions, which corresponds to the initial conversion price of the convertible senior notes and is similarly subject to certain customary adjustments. If, however, the market price per share of our common stock exceeds the strike price of the warrants when they are exercised, there would be dilution from conversion of the convertible senior notes to the extent of such excess.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares and the value of the notes to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders. In addition, our board of directors has the power, without shareholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our restated certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for shares of our common stock, which, under certain circumstances, could reduce the market price of shares of our common stock and the value of the notes. See "Description of Capital Stock—Common Stock" in this prospectus supplement for additional information on the anti-takeover measures applicable to us.

Forward-looking statements

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, such as our plans to exit our commercial finance business and our intended use of the net proceeds from this offering and the concurrent convertible notes offering, or may project revenues, income, returns or other financial measures, often include words such as "believe," expect," "anticipate," "intend," "plan," "estimate," "seek," "will" or "may" and similar expressions. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In connection with the "safe harbor" provisions of that Act, we are providing this cautionary statement to identify important factors that may cause actual results to differ materially from those expressed in these forward-looking statements. In addition to those factors described under "Risk factors" above and in the documents identified under "Where You Can Find More Information" in the accompanying prospectus, these factors include:

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changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates;

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the interruption of production at our facilities or our customers or suppliers;

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performance issues with key suppliers, subcontractors and business partners;

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our ability to perform as anticipated and to control costs under contracts with the U.S. Government;

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the U.S. Government's ability to unilaterally modify or terminate its contracts with us for the U.S. Government's convenience or for our failure to perform, to change applicable procurement and accounting policies and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards;

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changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism;

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changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations and government policies on the export and import of military and commercial products;

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legislative or regulatory actions impacting our operations or demand for our products;

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the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program;

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the timing of new product launches and certifications of new aircraft products;

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the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where TFC offers financing;

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changes in aircraft delivery schedules, or cancellation or deferral of orders;

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the impact of changes in tax legislation;

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the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs;

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our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers;

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our ability to realize full value of receivables;

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the availability and cost of insurance;

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increases in pension expenses and other post-retirement employee costs;

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TFC's ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under our support agreement with TFC;

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TFC's access to financing, including securitizations, at competitive rates;

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our ability to successfully exit from TFC's commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses;

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uncertainty in estimating market value of TFC's receivables held for sale and reserves for TFC's receivables to be retained;

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uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies;

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risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities;

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the efficacy of research and development investments to develop new products;

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the launching of significant new products or programs that could result in unanticipated expenses;

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bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and

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continued volatility and further deterioration of the capital markets.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $207.6 million ($238.7 million if the underwriters exercise their option to purchase the additional shares of our common stock in full), after deducting the underwriting discounts and commissions and before estimated offering expenses payable by us. In addition, we estimate that the net proceeds from the concurrent convertible notes offering will be approximately $523.8 million (or $582 million if the underwriters of that offering exercise their option to purchase additional convertible notes in full), after deducting the underwriting discounts and commissions and before estimated offering expenses payable by us.

We intend to use approximately $40.5 million of the net proceeds from this offering for the cost of the convertible note hedge transactions entered into in connection with the concurrent convertible notes offering (after such cost is partially offset from the proceeds of the warrant transactions). We intend to use the remainder of the net proceeds from this offering, together with the net proceeds from the concurrent convertible notes offering, to increase our liquidity and for general corporate purposes, including the repayment of consolidated debt. See "Concurrent offering of convertible senior notes" and "Description of convertible note hedge and warrant transactions" in this prospectus supplement. Pending any specific application of the net proceeds from the sale of our common stock and the concurrent convertible notes offering, we intend to invest such net proceeds in short-term investment grade securities.

 Concurrent offering of convertible senior notes

Concurrently with this offering, we are offering $540,000,000 principal amount of our 4.50% convertible senior notes due 2013 (or a total of $600,000,000 principal amount if the underwriters in that offering exercise their over-allotment option in full) in an underwritten public offering pursuant to a separate prospectus supplement. The notes will mature on May 1, 2013, unless earlier repurchased or converted, and will pay interest semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2009, at a rate of 4.50% per year. The notes will be convertible into shares of our common stock, cash or a combination of cash and shares of our common stock, at an initial conversation rate of 76.1905 shares of our common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $13.1250 per share), subject to adjustment.

Assuming no exercise of the underwriters' over-allotment option with respect to the convertible notes offering, the net proceeds from the convertible notes offering, after deducting the underwriting discounts and commissions and before offering expenses payable by us, will be approximately $523.8 million. In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with one or more of the underwriters of the notes and/or their affiliates pursuant to which we will purchase call options. See "Description of convertible note hedge and warrant transactions" in this prospectus supplement.

The convertible notes offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes. There is no assurance that the convertible notes offering will be completed. Neither the completion of the convertible notes offering nor the completion of this offering is contingent on the completion of the other.

 Description of convertible note hedge and
warrant transactions

Concurrently with the pricing of the convertible notes offering, we entered into convertible note hedge transactions with one or more of the underwriters of the convertible senior notes and/or their affiliates, which we refer to as the hedge counterparties. The convertible note hedge transactions cover, subject to anti-dilution adjustments, approximately 41,142,870 shares of our common stock. Separately and concurrently with entering into the convertible note hedge transactions, we entered into warrant transactions whereby we sold to each of the hedge counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 41,142,870 shares of our common stock. The warrant transactions have an initial strike price equivalent to 150% of the public offering price for the common stock in this offering.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with each of the hedge counterparties, are not part of the terms of the convertible senior notes and will not affect the holders' rights under the convertible senior notes. Holders of the convertible senior notes will not have any rights with respect to the convertible note hedge or warrant transactions.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes in the event that the market value per share of our common stock, as measured under the convertible note hedge transactions, at the time of conversion of the convertible senior notes is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the convertible senior notes and is similarly subject to certain customary adjustments. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants when they are exercised, there would be dilution from conversion of the convertible senior notes to the extent that the then market price per share of our common stock exceeds the strike price of the warrants.

For a discussion of the potential impact of any market or other activity by the hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see "Underwriting—Convertible note hedge and warrant transactions" and "Risk Factors—Risks relating to the offering and our common stock—The convertible note hedge and warrant transactions may affect the value of our common stock" in this prospectus supplement.

Price range of common stock and dividends

The principal market on which our common stock is traded is the New York Stock Exchange under the symbol "TXT." Our stock also is traded on the Chicago Stock Exchange. On July 18, 2007, our Board of Directors approved a two-for-one split of our common stock effected in the form of a 100% stock dividend. The additional shares resulting from the stock-split were distributed on August 24, 2007 to shareholders of record on August 3, 2007. Prior period per share data has been restated to reflect this stock-split. The high and low sales prices per share of common stock as reported on the New York Stock Exchange, and the dividends paid per share are provided in the following table.

	Common stock price range
			Dividends paid per share
	High	Low

Fiscal Year 2009:
First Quarter	$16.52	$3.57	$0.02
Second Quarter, through April 27, 2009	14.37	7.13	0.00
Fiscal Year 2008:
First Quarter	$71.69	$47.50	$0.230
Second Quarter	65.52	47.03	0.230
Third Quarter	49.90	28.43	0.230
Fourth Quarter	32.31	10.09	0.230
Fiscal Year 2007:
First Quarter	$49.40	$43.60	$0.194
Second Quarter	57.08	44.86	0.194
Third Quarter	64.00	47.98	0.230
Fourth Quarter	74.40	61.02	0.230

On April 29, 2009, the closing price of our common stock on the New York Stock Exchange was $10.81 per share. There were approximately 14,562 holders of record of our common stock as of April 24, 2009.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of April 4, 2009:

•
on an actual basis;

•
on an as adjusted basis to give effect to the issuance and sale of the 20,700,000 shares of our common stock offered hereby, after deducting the underwriting discounts and commissions and before offering expenses payable by us (assuming no exercise of the underwriters' option to purchase an additional 3,105,000 shares of our common stock) and after the application of the net proceeds in the manner described under "Use of proceeds" in this prospectus supplement; and

•
on an as further adjusted basis to give effect to the issue and sale of $540,000,000 principal amount of our 4.50% convertible senior notes due 2013, after deducting the underwriting discounts and commissions and before offering expenses payable by us (assuming no exercise of the underwriters' over-allotment option to purchase an additional $60,000,000 principal amount of the convertible senior notes).

This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	As of April 4, 2009
	(unaudited)
($ in millions)	Actual	As adjusted	As further adjusted

Cash and cash equivalents	$1,691	$1,858	$2,382

Manufacturing group:
Current portion of long-term debt and short-term debt	5	5	5
Convertible senior notes	—	—	540
Other long-term debt	2,870	2,870	2,870

Total Manufacturing debt	2,875	2,875	3,415
Total Finance debt	7,954	7,954	7,954

Total debt	10,829	10,829	11,369

Shareholders' equity:
Capital stock	34	37	37
Capital surplus	1,127	1,291	1,291
Retained earnings	3,106	3,106	3,106
Accumulated other comprehensive loss	(1,423)	(1,423)	(1,423)
Cost of treasury shares	(376)	(376)	(376)

Total shareholders' equity	2,468	2,635	2,635

Total capitalization	$13,297	$13,464	$14,004

Description of capital stock

We have authority to issue up to 515,000,000 shares of capital stock, of which 15,000,000 shares may be designated as Textron preferred stock, no par value, and 500,000,000 shares may be designated as Textron common stock, $.125 par value. When we refer to "Textron," "we," "our" and "us" in this section, we mean Textron Inc. and not its subsidiaries.

Common stock

Voting rights.    Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders.

Dividends.    The holders of our common stock, after any preferences of holders of any of our preferred stock, are entitled to receive dividends as determined by our board of directors.

Liquidation and dissolution.    If we are liquidated or dissolved, the holders of our common stock will be entitled to share in our assets available for distribution to shareholders in proportion to the amount of our common stock they own. The amount available for distribution to common shareholders is calculated after payment of all liabilities and after holders of our preferred stock receive their preferential share of our assets.

Other terms.    Holders of our common stock have no right to:

•
convert the stock into any other security;

•
have the stock redeemed; or

•
purchase additional stock or to maintain their proportionate ownership interest.

Our common stock does not have cumulative voting rights.

Directors' liability.    Our restated certificate of incorporation provides that no member of our board of directors will be personally liable to Textron or its shareholders for monetary damages for breaches of their fiduciary duties as a director, except for liability:

•
for any breach of the director's duty of loyalty to Textron or its shareholders;

•
for acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of the law;

•
for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•
for transactions where the director derived an improper personal benefit.

Our amended and restated by-laws, which we refer to in this prospectus as our "by-laws," also require us to indemnify directors and officers to the fullest extent permitted by Delaware law.

Transfer agent and registrar.    American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

The following provisions in our restated certificate of incorporation, by-laws and Delaware law may have anti-takeover effects.

Classified board of directors.    Our restated certificate of incorporation divides our board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of Textron will be fixed from time to time by our board of directors.

Removal of directors by shareholders.    Delaware law and our by-laws provide that members of a classified board of directors may be removed only for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of directors.

Shareholder nomination of directors.    Our by-laws provide that a shareholder must notify us in writing of any shareholder nomination of a director at an annual meeting of our shareholders at least 90 but not more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date for the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be so received not later than the close of business on the 90th day before the date of such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made, whichever occurs later. To be timely in the case of a special meeting (including a special meeting held in lieu of an annual meeting) that is called for a date that is more than 30 days before or more than 60 days after the anniversary date of the immediately preceding annual meeting of shareholders, such notice must be received not later than the close of business on the 90th day before the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was first made, whichever occurs later, and otherwise must be received not later than the close of business on the date by which a notice must be received with respect to the annual meeting.

No action by written consent.    Our restated certificate of incorporation provides that our shareholders may act only at duly called meetings of shareholders and by unanimous written consent.

10% shareholder provision.    Under our restated certificate of incorporation, the holders of at least two-thirds of the outstanding shares of our voting stock must approve any transaction involving a merger or combination, a disposition of assets or any other specified "business combination" with a 10% shareholder and Textron or any of our subsidiaries. The vote of two-thirds of the outstanding shares of our voting stock is required unless:

•
a majority of disinterested directors who were directors before the 10% shareholder became a 10% shareholder approve the transaction; or

•
the form and value of the consideration to be received by our shareholders is fair in relation to the price paid by the 10% shareholder in connection with his or her prior acquisition of our stock.

Under Delaware law, a vote of the holders of at least two-thirds of the outstanding shares of our voting stock is required to amend or repeal this provision of our restated certificate of incorporation.

The terms of our restated certificate of incorporation and by-laws outlined above are complex and not easily summarized. The above summary may not contain all of the information that is important to you. Accordingly, you should carefully read our restated certificate of incorporation and by-laws, which are incorporated into this prospectus by reference in their entirety.

Delaware business combination statute.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts some types of transactions and business combinations between a corporation and a 15% shareholder. A 15% shareholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. A 15% shareholder is referred to as an "interested shareholder." Section 203 restricts these transactions for a period of three years from the date the shareholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of our outstanding voting stock, Section 203 prohibits significant business transactions such as:

•
a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% shareholder; or

•
any other transaction that would increase the 15% shareholder's proportionate ownership of any class or series of our capital stock.

The shares held by the 15% shareholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•
prior to the time that any shareholder became a 15% shareholder, our board of directors approved either the business combination or the transaction in which such shareholder acquired 15% or more of our outstanding voting stock; or

•
the 15% shareholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such shareholder acquired 15% or more of our outstanding voting stock.

Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred stock

Our board of directors may issue shares of our preferred stock, without shareholder approval, and may determine their terms, including the following:

•
the designation of the series of our preferred stock and the number of shares that will constitute such series;

•
the voting powers, if any;

•
the dividend rate of such series and any preferences in relation to the dividends payable on any other class or series of our capital stock and any limitations or conditions on the payment of dividends;

•
the redemption price and terms of redemption, if redeemable;

•
the amount payable upon our liquidation, dissolution or winding up;

•
the amount of a sinking fund, if any;

•
conversion rights, if any, including the conversion price or rate of exchange and the adjustment, if any, to be made to the conversion price or rate of exchange; and

•
any other qualifications, limitations or restrictions relating to our preferred stock.

Our board of directors may delegate the power to determine the terms listed above to a committee of our board of directors. In addition to the terms set by our board of directors or that committee, Delaware law provides that the holders of our preferred stock have the right to vote separately as a class on any proposed amendment to our restated certificate of incorporation that would alter or change the powers, preferences or special rights of such class so as to affect them adversely.

Certain United States federal income tax consequences for non-U.S. holders

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below). Except where noted, this summary deals only with common stock held as capital assets by beneficial owners of our common stock who purchase our common stock in this offering. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold shares of common stock as part of a straddle, conversion transaction or other integrated investment. controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax and persons subject to the alternative minimum tax.

This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of common stock (other than a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes)) that is not, for U.S. federal income tax purposes:

•
an individual citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that are beneficial owners of common stock should consult their tax advisors.

If you are considering investing in our common stock, you should consult your own tax advisor with respect to your particular tax consequences of owning and disposing of common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

Dividends

In general, any distribution with respect to shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30%, unless you are eligible for an exemption from, or a reduced rate of, withholding tax under an applicable income tax treaty and certify as to your eligibility for such exemption or reduced rate. A distribution will constitute a dividend to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares and, to the extent it exceeds such basis, as gain from the disposition of those shares. Dividends that are effectively connected with a trade or business that you conduct within the United States, and, if you are entitled to benefits under an applicable tax treaty, attributable to a U.S. permanent establishment or fixed base, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30%, or a lower rate specified by an applicable income tax treaty.

To claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a U.S. trade or business, you must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefits of an income tax treaty is generally made on IRS Form W-8BEN. These forms may be required to be periodically updated. You should consult your tax advisor on your eligibility, and the procedures, to claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a U.S. trade or business.

If you are eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or other disposition

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock unless:

•
the gain is effectively connected with a trade or business that you conduct within the United States, and, if you are entitled to benefits under an applicable tax treaty, attributable to a U.S. permanent establishment or fixed base; or

•
you are an individual present in the United States for 183 days or more in the taxable year of disposition and meet certain other conditions; or

•
we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition and the period during which you held our common stock; however, we believe that we are currently not a U.S. real property holding corporation and do not anticipate becoming one.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on the gain recognized, although the gain may be offset by some U.S. source capital losses.

Information reporting and backup withholding

We must report annually to the IRS and to you the amount of dividends or other distributions we pay and the tax withheld, if any, from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in your home country pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons; however, you will not be subject to backup withholding tax or additional information reporting on dividends if you provide proper certification (usually on an IRS Form W-8BEN) as to your status as a non-U.S. person or if you are a corporation or otherwise exempt. Information reporting and backup withholding generally are not required with respect to the amount of any proceeds of sale of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States; however, if you sell shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold at a rate of 28% of that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or otherwise exempt. If the appropriate certification is not provided, the proceeds will be subject to information reporting, and may be subject to backup withholding, if you sell our common stock outside the United States through the non-U.S. office of a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States. Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld with respect to our common shares under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate tax

Our common shares owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be Non-U.S. Holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, for whom Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of shares of our common stock that appears opposite its name in the table below:

Underwriter	Number of shares

Goldman, Sachs & Co.	7,417,496
J.P. Morgan Securities Inc.	7,417,496
Barclays Capital Inc.	733,126
Citigroup Global Markets Inc.	733,126
Credit Suisse Securities (USA) LLC	733,126
Deutsche Bank Securities Inc.	733,126
HSBC Securities (USA) Inc.	733,126
Merrill Lynch, Pierce, Fenner & Smith Incorporated	733,126
Mitsubishi UFJ Securities (USA), Inc.	733,126
UBS Securities LLC	733,126

Total	20,700,000

The underwriters have agreed to purchase all of the shares of our common stock sold pursuant to the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. However, the underwriters are not required to take or pay for the shares of our common stock covered by the underwriters' option to purchase additional shares described under "—Option to purchase additional shares" below.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose to initially offer the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.2677 per share. After the initial offering of the shares of our common stock to the public, the offering price and other selling terms may be changed by the underwriters.

The following table shows the public offering price, underwriting discounts and commissions and proceeds to us, before estimated offering expenses payable by us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per share	Without option	With option

Public offering price	$10.5000	$217,350,000.00	$249,952,500.00
Underwriting discounts and commissions	$0.4725	$9,780,750.00	$11,247,862.50
Proceeds, before expenses, to us	$10.0275	$207,569,250.00	$238,704,637.50

The expenses of the offering and the concurrent convertible notes offering, not including the underwriting discounts and commissions, are estimated to be $0.6 million and are payable by us.

Option to purchase additional shares

We have granted an option to the underwriters to purchase up to an additional 3,105,000 shares of our common stock at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option within the 30-day from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the above table.

No sales of similar securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to, directly or indirectly:

•
offer, pledge, sell or contract to sell any shares of our common stock;

•
sell any option or contract to purchase any shares of our common stock;

•
purchase any option or contract to sell any shares of our common stock;

•
grant any option, right or warrant for the sale of any shares of our common stock;

•
otherwise dispose of or transfer any shares of our common stock;

•
request or demand that we file a registration statement related to any shares of our common stock; or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of our common stock, whether any such swap or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

This lockup provision applies to shares of our common stock and to securities convertible into or exchangeable or exercisable for or repayable with shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. However, it does not apply to the sale of shares of our common stock to the underwriters in this offering or our concurrent convertible notes offering or to the convertible note hedge transactions described in this prospectus supplement.

Notwithstanding the foregoing, the lockup provision shall not prohibit our officers and directors from effecting (1) any acquisition of shares of common stock, restricted or otherwise, stock options, stock units and performance shares from us pursuant to any of our existing employee benefit plans or director compensation plans, (2) any acquisition of shares of common stock issued by us to our officers and directors upon the exercise of stock options outstanding on the date of this prospectus supplement or the vesting or conversion of restricted stock, stock units and performance shares outstanding on the date of this prospectus supplement (and any corresponding sales of common stock the proceeds of which will be used to cover the tax liability resulting from any such vesting) under our existing employee benefit plans or director compensation plans and (3) subject to the conditions in clauses (i), (ii) and (iii) below, a transfer of shares of our common stock or options to purchase shares of our common stock without the prior written consent of the representatives, provided that, in the case of this clause (3), (A) each representative receives a signed lockup agreement for the balance of the lockup period from each donee, trustee, distributee or transferee, (B) such transfers are not required to be reported in any public report or filing with the SEC or otherwise and (C) such officer or director does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)
as a bona fide gift or gifts;

(ii)
as distribution to limited partners, direct or indirect members, shareholders or wholly-owned subsidiaries of these other individuals or to any trust, partnership or limited liability company the beneficiaries of which are such officer or director or a member of the immediate family of such officer or director, including grandchildren;

(iii)
following the termination of an officer's employment with us or the termination of a director's service on our board of directors; or

(iv)
that occurs by operation of law, such as the rules of intestate succession.

Price stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the shares of our common stock. Such transactions consist of bids or purchases to peg, fix or maintain the price of the shares of our common stock.

If the underwriters create a short position in the shares of our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing shares of our common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions. Purchases of the shares of our common stock to stabilize the price or to reduce a short position could cause the price of the shares of our common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic offer, sale and distribution of securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters intend to allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet web sites maintained by the underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters' web sites is not part of this prospectus supplement or the accompanying prospectus.

Convertible note hedge and warrant transactions

In connection with the concurrent convertible notes offering, we entered into convertible note hedge transactions with one or more of the underwriters of the convertible senior notes and/or their affiliates, which we refer to as hedge counterparties. These transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes. We also entered into warrant transactions with the hedge counterparties. The warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants.

In connection with the hedge counterparties' establishment of their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their respective affiliates may enter into various exchange-traded and over-the-counter cash-settled derivative transactions with respect to our common stock, as well as purchase or sell our common stock in privately negotiated transactions and/or open-market transactions, concurrently with, or shortly following, the pricing of the convertible senior notes.

These hedging and hedge unwind activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the convertible senior notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the hedge counterparties or their respective affiliates may modify or unwind their hedge positions following the pricing of the convertible senior notes from time to time (including during any settlement period in respect of any conversion of convertible senior notes) by purchasing or selling our common stock or the convertible senior notes in privately negotiated transactions and/or open-market transactions and/or by entering into or unwinding various exchange-traded and over-the-counter derivative transactions with respect to our common stock. The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

The decision by the hedge counterparties or their respective affiliates to engage in any of these transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of the hedge counterparties or their respective affiliates.

Other relationships

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. Each of the underwriters is an underwriter in the convertible notes offering that we are making concurrently with this offering.

FINRA regulations

Because more than 10% of the net proceeds from this offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority participating in the offering, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h) and National Association of Securities Dealers Conduct Rule 2720.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any of our shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or

(iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of our common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area, the EU plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of shares of our common stock described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

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in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares of our common stock may not be offered or sold by means of any document other than (a) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (b) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The shares of our common stock have not been and will not be registered under the Securities and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person that is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of our common stock under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer or (3) by operation of law.

New York Stock Exchange listing

Our common stock is listed on the New York Stock Exchange under the symbol "TXT."

Transfer agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Legal matters

The validity of the shares of our common stock offered hereby and certain legal matters relating thereto will be passed upon on our behalf by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain legal matters also will be passed upon on our behalf by Jayne M. Donegan, our Associate General Counsel. Ms. Donegan is a full-time employee of ours and holds restricted stock units and options to purchase shares of our outstanding common stock. Certain legal matters for the underwriters will be passed upon by Mayer Brown LLP, Chicago, Illinois.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule and the effectiveness of our internal control over financial reporting as of January 3, 2009 included in our Annual Report on Form 10-K for the year ended January 3, 2009, as set forth in their reports, which are incorporated by reference in the accompanying prospectus. Our financial statements and schedule and our management's assessment of the effectiveness of our internal control over financial reporting as of January 3, 2009 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Prospectus

Textron Inc.
Common Stock, Preferred Stock,
Senior Debt Securities and Subordinated Debt Securities

        Textron Inc. may periodically sell any or all of the following securities to the public:

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  common stock;

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  preferred stock; and

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  debt securities, including senior debt securities and subordinated debt securities.

        Specific terms of our preferred stock and our debt securities will be set forth in an accompanying prospectus supplement with respect to the specific type or types of securities then being offered.

        The securities described in this prospectus may be offered in amounts, at prices and on terms to be determined at the time of the offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        We urge you to carefully read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of our common or preferred stock or our debt securities being offered, before you make your investment decision. See "Risk Factors" on page 3 of this prospectus.

        This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is July 28, 2008.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or the accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of Textron since the date of this prospectus or the accompanying prospectus supplement or that the information contained or incorporated by reference in this prospectus or the accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement accompanying this prospectus that will contain specific information about the terms of that offering, which we refer to as the "prospectus supplement" in this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        References in this prospectus and the prospectus supplement to "Textron," "we," "us" and "our" are to Textron Inc. and, as applicable, its subsidiaries. When we refer to the "securities" in this prospectus, we mean any shares of our common or preferred stock or any of our debt securities that we may offer with this prospectus, unless we state otherwise.

TEXTRON

        Textron Inc. is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services around the world. We operate our business through five operating segments. Four of our operating segments represent our manufacturing businesses: Bell, Cessna, Defense & Intelligence and Industrial. Our fifth segment consists of our Finance business.

        We are incorporated under the laws of Delaware. Our principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903 and our telephone number is (401) 421-2800.

RISK FACTORS

        In considering whether or not to purchase our common or preferred stock or our debt securities, you should carefully consider the risks described under "Risk Factors" in the prospectus supplement and in the documents we incorporate by reference in this prospectus and the prospectus supplement.

USE OF PROCEEDS

        Unless we state otherwise in the prospectus supplement, we expect to use all of the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including, but not limited to, any of the following: capital expenditures, investments in subsidiaries, working capital, repurchases of shares of our outstanding common stock, potential acquisitions and other business opportunities.

DESCRIPTION OF CAPITAL STOCK

        We have authority to issue up to 515,000,000 shares of capital stock, of which 15,000,000 shares may be designated as Textron preferred stock, no par value, and 500,000,000 shares may be designated as Textron common stock, $.125 par value. When we refer to "Textron," "we," "our" and "us" in this section, we mean Textron Inc. and not its subsidiaries.

Common Stock

         Voting rights.    Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

         Dividends.    The holders of our common stock, after any preferences of holders of any of our preferred stock, are entitled to receive dividends as determined by our board of directors.

         Liquidation and dissolution.    If we are liquidated or dissolved, the holders of our common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of our common stock they own. The amount available for distribution to common stockholders is calculated after payment of all liabilities and after holders of our preferred stock receive their preferential share of our assets.

         Other terms.    Holders of our common stock have no right to:

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  convert the stock into any other security;

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  have the stock redeemed; or

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  purchase additional stock or to maintain their proportionate ownership interest.

        Our common stock does not have cumulative voting rights.

         Directors' liability.    Our restated certificate of incorporation provides that no member of our board of directors will be personally liable to Textron or its stockholders for monetary damages for breaches of their fiduciary duties as a director, except for liability:

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  for any breach of the director's duty of loyalty to Textron or its stockholders;

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  for acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of the law;

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  for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

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  for transactions where the director derived an improper personal benefit.

        Our amended and restated by-laws, which we refer to in this prospectus as our "by-laws," also require us to indemnify directors and officers to the fullest extent permitted by Delaware law.

         Transfer agent and registrar.    American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

        The following provisions in our restated certificate of incorporation, by-laws and Delaware law may have anti-takeover effects.

         Classified board of directors.    Our restated certificate of incorporation divides our board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of Textron will be fixed from time to time by our board of directors.

         Removal of directors by stockholders.    Delaware law and our by-laws provide that members of a classified board of directors may be removed only for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of directors.

         Stockholder nomination of directors.    Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at an annual meeting of our stockholders at least 90 but not more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date for the annual meeting is not within 30 days of the anniversary of the immediately preceding year's annual meeting, or if a stockholder wishes to make a nomination at a special meeting held instead of an annual meeting, the notice must be received by us no later than ten days after the date notice of the meeting is mailed or the date the meeting date is publicly disclosed, whichever occurs first.

         No action by written consent.    Our restated certificate of incorporation provides that our stockholders may act only at duly called meetings of stockholders and by unanimous written consent.

         10% stockholder provision.    Under our restated certificate of incorporation, the holders of at least two-thirds of the outstanding shares of our voting stock must approve any transaction involving a merger or combination, a disposition of assets or any other specified "business combination" with a 10% stockholder and Textron or any of our subsidiaries. The vote of two-thirds of the outstanding shares of our voting stock is required unless:

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  a majority of disinterested directors who were directors before the 10% stockholder became a 10% stockholder approve the transaction; or

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  the form and value of the consideration to be received by our stockholders is fair in relation to the price paid by the 10% stockholder in connection with his or her prior acquisition of our stock.

        Under Delaware law, a vote of the holders of at least two-thirds of the outstanding shares of our voting stock is required to amend or repeal this provision of our restated certificate of incorporation.

        The terms of our restated certificate of incorporation and by-laws outlined above are complex and not easily summarized. The above summary may not contain all of the information that is important to you. Accordingly, you should carefully read our restated certificate of incorporation and by-laws, which are incorporated into this prospectus by reference in their entirety.

         Delaware business combination statute.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. A 15% stockholder is referred to as an "interested stockholder." Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of our outstanding voting stock, Section 203 prohibits significant business transactions such as:

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  a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

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  any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of our capital stock.

        The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

        The prohibition against these transactions does not apply if:

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  prior to the time that any stockholder became a 15% stockholder, our board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock; or

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  the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock.

        Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

        Our board of directors may issue shares of our preferred stock, without shareholder approval, and may determine their terms, including the following:

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  the designation of the series of our preferred stock and the number of shares that will constitute such series;

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  the voting powers, if any;

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  the dividend rate of such series and any preferences in relation to the dividends payable on any other class or series of our capital stock and any limitations or conditions on the payment of dividends;

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  the redemption price and terms of redemption, if redeemable;

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  the amount payable upon our liquidation, dissolution or winding up;

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  the amount of a sinking fund, if any;

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  conversion rights, if any, including the conversion price or rate of exchange and the adjustment, if any, to be made to the conversion price or rate of exchange; and

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  any other qualifications, limitations or restrictions relating to our preferred stock.

        Our board of directors may delegate the power to determine the terms listed above to a committee of our board of directors. The terms of our preferred stock, as determined by our board of directors or that committee, will be described in the prospectus supplement. In addition to the terms set by our board of directors or that committee, Delaware law provides that the holders of our preferred stock have the right to vote separately as a class on any proposed amendment to our restated certificate of incorporation that would alter or change the powers, preferences or special rights of such class so as to affect them adversely.

DESCRIPTION OF DEBT SECURITIES

General

        The following is a general description of our debt securities that may be issued from time to time by us under an indenture dated as of September 10, 1999 between us and The Bank of New York Mellon Trust Company, N.A, as successor trustee. The terms of our debt securities include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939. The particular terms of our debt securities of any series and the extent, if any, to which the general description thereof set forth below may apply to our debt securities of that series will be described in the prospectus supplement applicable to our debt securities of that series. If there is any inconsistency between the information in this prospectus and that prospectus supplement, you should rely on the information in that prospectus supplement.

        We have summarized below the material provisions of the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this prospectus by reference. You should read the indenture for provisions that may be important to you. In the summary, we have included references to section numbers of the indenture so that you can easily locate these provisions. When we refer to "Textron," "we," "our" and "us" in this section, we mean Textron Inc. and not its subsidiaries.

        The debt securities will be our direct, unsecured obligations. Our senior debt securities will rank equally with all of our other senior and unsubordinated debt. Our subordinated debt securities will have a junior position to all of our senior debt.

        Since a significant part of our operations is conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including our debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers. Some of our operating subsidiaries may finance their operations by borrowing from external creditors. Lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

        In addition, holders of our debt securities will have a junior position to claims of creditors of any of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of any such subsidiary. Any claims of Textron as the creditor of any of our subsidiaries would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Terms Applicable to Senior Debt Securities and Subordinated Debt Securities

         No limit on debt amounts.    The indenture does not limit the amount of our debt securities that can be issued under the indenture. That amount is set from time to time by our board of directors. (§3.1)

         Prospectus supplements.    The prospectus supplement applicable to our debt securities of any series will contain the specific terms that series, including some or all of the following:

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  the title of our debt securities of that series;

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  any limit on the aggregate principal amount thereof that may be issued;

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  whether or not they will be issued in global form and who the depository will be;

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  the maturity date or dates;

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  the interest rate or the method of computing the interest rate;

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  the date or dates from which interest will accrue, or how such dates will be determined, the interest payment dates and any related record dates;

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  the place or places where payments will be made;

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  the terms and conditions on which they may be redeemed at the option of Textron;

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  the date or dates, if any, on which, and the price or prices at which Textron will be obligated to redeem, or at the holder's option to purchase, the debt securities of that series and related terms and provisions;

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  any provisions granting special rights to holders when a specified event occurs;

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  the details of any required sinking fund payments;

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  any changes to or additional events of default or covenants;

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  any special tax implications;

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  if our debt securities of that series will be subordinated, the subordination terms thereof;

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  if our debt securities of that series will be convertible into or exchangeable for our common or preferred stock or our other debt securities, the terms thereof, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option; and

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  any other terms that are not inconsistent with the indenture.

         Covenants.    Under the indenture, we will:

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  pay the principal, interest and any premium on our debt securities when due (§10.1); and

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  maintain an office or agency at each place of payment. (§10.2)

         Consolidation, merger and sale of assets.    The indenture provides that we will not consolidate with or merge into any other corporation or transfer our assets substantially as an entirety unless:

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  the successor is a corporation organized in the U.S. and expressly assumes the due and punctual payment of the principal, interest and any premium on all our debt securities issued under the indenture and the performance of every other covenant of the indenture; and

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  immediately after giving effect to such transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default shall have happened and be continuing. (§8.1)

        Upon any such consolidation, merger or transfer, the successor corporation shall be substituted for us under the indenture and we shall be relieved of all obligations and covenants under the indenture and our debt securities. (§8.2)

         Events of default.    The indenture provides that the following are events of default with respect to any series of debt securities:

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  we fail to pay the principal, any premium or any sinking fund payment on such series when due;

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  we fail to pay interest on such series within 30 days of the due date;

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  we fail to observe or perform any other covenant in the indenture (other than those included expressly for the benefit of debt securities of series other than such series) and such failure continues for 90 days after we receive notice from the trustee or we and the trustee receive notice from holders of at least 25% in aggregate principal amount of our outstanding debt securities of that series; and

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  certain events of bankruptcy or insolvency, whether voluntary or not. (§5.1)

        An event of default with respect to one series of our debt securities does not necessarily constitute an event of default with respect to any other series of our debt securities.

        The trustee may withhold notice to the holders of any series of our debt securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such holders. (§6.2)

        If an event of default with respect to any series of our debt securities shall have occurred and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of our debt securities of such series may declare the principal of all our debt securities of such series, or in the case of discounted debt securities, such portion of the discounted debt securities as may be described in the prospectus supplement, to be immediately due and payable. (§5.2)

        The indenture contains a provision entitling the trustee to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power at the request of any of such holders. (§6.3) The indenture provides that the holders of a majority in principal amount of our outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or with respect to such debt securities. (§5.12) The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions, including giving notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal, premium, if any, and interest at the stated maturities (or, in the case of redemption, on the redemption date) or to institute suit for the enforcement of such payment. (§§5.7 and 5.8)

        The holders of a majority in principal amount of our outstanding debt securities of any series may waive any past defaults except:

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  a default in payment of the principal or interest; and

  •
  a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each debt security affected. (§5.13)

        We will periodically file statements with the trustees regarding our compliance with covenants in the indenture. (§10.6)

         Modifications and amendments.    Modifications and amendments to the indenture may be made by us and the trustee without the consent of any holders of our outstanding debt securities to:

  •
  provide for the assumption by a successor corporation as described under "—Consolidation, merger and sale of assets" above;

  •
  add to our covenants for the benefit of holders of all or any series of our debt securities or to surrender any right or power conferred upon us;

  •
  add any additional events of default;

  •
  change or eliminate any provision of the indenture, provided that such change or elimination will become effective only when none of our debt securities of any series created prior to such modification or amendment that is adversely affected by such provision is outstanding;

  •
  secure our debt securities;

  •
  establish the form or terms of our debt securities as permitted by the indenture;

  •
  evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; or

  •
  cure any ambiguity, correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture or make any other provisions with respect to matters or questions arising under the indenture that shall not adversely affect the interests of the holders of our debt securities of any series in any material respect. (§9.1)

        With the consent of the holders of not less than a majority in principal amount of our outstanding debt securities of each series affected, we and the trustee may amend the indenture to change the rights of the holders of the debt securities of that series, provided that, without the consent of each affected holder, we may not amend the indenture to:

  •
  change the terms of payment of principal, interest or any premium; or

  •
  reduce the percentage of principal amount of our outstanding debt securities the consent of whose holders is necessary to amend the indenture or waive any default. (§9.2)

         Satisfaction and discharge.    Unless otherwise specified in the prospectus supplement, we can satisfy our obligations under our outstanding debt securities and need not comply with most of the covenants in the indenture if we deposit with the trustee funds sufficient to pay all amounts owed in the future and obtain an opinion of counsel that the deposit itself will not cause the holders of our debt securities to recognize income, gain or loss for federal income tax purposes. (§4.2)

        Upon our request, the indenture will no longer be effective for almost all purposes if either:

  •
  all outstanding debt securities issued under the indenture have been delivered to the trustee for cancellation; or

  •
  the only securities that are still outstanding have, or within one year will, become due and payable or are to be called for redemption within one year, and we have deposited with the trustee funds that are sufficient to make all future payments. (§4.1)

         Concerning the debt trustee.    The trustee from time to time extends credit facilities to us and certain of our subsidiaries. We and certain of our subsidiaries may also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with the trustee in the ordinary course of business.

         Form, exchange, transfer.    Unless otherwise specified in the prospectus supplement, our debt securities will be issued in registered form without coupons. (§2.1) They may also be issued in global form with accompanying book-entry procedures as described below.

        A holder of our debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferrable at the corporate trust office of the trustee or at any transfer agent designated by us for that purpose. No charge will be made for any such exchange or transfer except for any tax or governmental charge related to such exchange or transfer. (§3.5)

         Global securities.    The indenture provides that our registered debt securities may be issued in the form of one or more global securities that will be deposited with and registered in the name of a depositary or a nominee thereof as described in the prospectus supplement. (§3.1)

        The specific terms of the depositary arrangement with respect to any of our debt securities to be represented by a registered global security will be described in the prospectus supplement.

        Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of our debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of our debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

  •
  be entitled to have our debt securities represented by such registered global security registered in their names;

  •
  receive or be entitled to receive physical delivery of such debt securities in definitive forms; and

  •
  be considered the owners or holders of our debt securities.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

        Payments of principal, interest and any premium on our debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither Textron nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

        We expect that the depositary for any of our debt securities represented by a registered global security, upon receipt of any payment of principal, interest or any premium will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

        We may at any time determine not to have any of our debt securities of a series represented by one or more registered global securities and, in such event, will issue our debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any of our debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

        Our debt securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euroclear and Clearstream Banking, or with a nominee for such depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of our debt securities to be represented by a bearer global security will be described in the prospectus supplement.

Particular Terms of Senior Debt Securities

         Ranking of senior debt securities.    Our senior debt securities will constitute part of our senior debt and rank equally with all our other unsecured debt, except that it will be senior to our subordinated debt.

         Limitation upon mortgages.    The indenture's provisions applicable to senior debt securities prohibit Textron and its Restricted Subsidiaries, as defined below, from issuing, assuming or guaranteeing any debt for money borrowed secured by a mortgage, security interest, pledge, lien or other encumbrance ("mortgages") upon any Principal Property, as defined below, of Textron or any Restricted Subsidiary, as defined below, or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing our senior debt securities issued under the indenture. This restriction, however, will not apply to:

  •
  mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

  •
  mortgages on property existing at the time of acquisition of such property by Textron or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property;

  •
  mortgages to secure indebtedness of a Restricted Subsidiary owing to Textron or another Restricted Subsidiary;

  •
  mortgages existing at the date of the indenture;

  •
  mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Textron or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Textron or a Restricted Subsidiary;

  •
  certain mortgages in favor of governmental entities; or

  •
  extensions, renewals or replacements of any mortgage referred to in the preceding six bullets. (§10.4)

        Notwithstanding the restrictions outlined in the preceding paragraph, Textron or any Restricted Subsidiary will be permitted to issue, assume or guarantee any debt secured by a mortgage without equally and ratably securing our senior debt securities, provided that, after giving effect to such mortgage, the aggregate amount of all debt so secured by mortgages (not including permitted mortgages as described in the preceding paragraph) does not exceed 10% of the stockholders' equity of Textron and its consolidated subsidiaries. (§10.4)

         Limitation upon sale and leaseback transactions.    The indenture's provisions applicable to senior debt securities prohibit Textron and its Restricted Subsidiaries from entering into any sale and leaseback transaction with respect to any Principal Property other than any such transaction involving a lease for a term of not more than three years or any lease between Textron and a Restricted Subsidiary or between Restricted Subsidiaries, unless either:

  •
  Textron or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on such Principal Property at least equal in amount to the Attributable Debt, as defined below, with respect to such sale and leaseback transaction, without equally and ratably securing our senior debt securities; or

  •
  Textron shall apply an amount in cash equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such sale and leaseback transaction to:
  •
  the retirement of senior indebtedness that matures more than twelve months after the creation of such senior indebtedness; or

  •
  the acquisition, construction, development or improvement of properties, facilities or equipment that are, or upon such acquisition, construction, development or improvement will be, or will be a part of, a Principal Property. (§10.5)

         Waiver of certain covenants.    We will not be required to comply with the covenants listed above and certain other restrictive covenants with respect to our senior debt securities of any series if the holders of a majority of the outstanding principal amount of that series waive such compliance. (§10.9)

         Certain definitions.    Set forth below is a summary of the definitions of certain capitalized terms used in the indenture and referred to above. Reference is made to the indenture for the full definition of all the terms used in the indenture.

        The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean the total net amount of rent (discounted at the weighted average yield to maturity of our outstanding senior debt securities) required to be paid during the remaining term of the applicable lease. (§1.1)

        The term "Principal Property" means any manufacturing plant or manufacturing facility that is (a) owned by Textron or any Restricted Subsidiary, (b) located within the continental U.S. and (c) in the opinion of our board of directors materially important to the total business conducted by Textron and the Restricted Subsidiaries taken as a whole. (§1.1)

        The term "Restricted Subsidiary" means any Subsidiary (a) substantially all the property of which is located within the continental U.S. and (b) that owns any Principal Property; provided that the term "Restricted Subsidiary" shall not include any Subsidiary that is principally engaged in leasing or in financing receivables, or that is principally engaged in financing Textron's operations outside the continental U.S. (§1.1)

        The term "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Textron or by one or more other Subsidiaries. (§1.1)

Particular Terms of Subordinated Debt Securities

         Ranking of subordinated debt securities.    Our subordinated debt securities will be subordinated and junior in right of payment to our senior debt securities and certain of our other indebtedness to the extent set forth in the prospectus supplement. (§3.1)

PLAN OF DISTRIBUTION

        We may periodically sell our common or preferred stock or any series of our debt securities in one or more of the following ways:

  •
  to underwriters or dealers for resale to the public or to institutional investors;

  •
  directly to the public or institutional investors; or

  •
  through agents to the public or to institutional investors.

        The prospectus supplement will state the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of such securities and the proceeds to be received by us;

  •
  any underwriting discounts, commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

  •
  negotiated transactions;

  •
  at a fixed public offering price or prices; or

  •
  at varying prices determined at the time of sale.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        If we use dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

        Unless otherwise stated in a prospectus supplement, any agent selling securities on our behalf will be acting on a best efforts basis for the period of its appointment.

        This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

        Underwriters, agents and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Any securities offered by this prospectus, other than our common stock, will be a new issue of securities and will have no established trading market. Our common stock is listed on the New York Stock Exchange, and any shares of our common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than our common stock, may or may not be listed on a national securities exchange. We give no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than our common stock.

LEGAL OPINIONS

        The validity of any securities offered by this prospectus and certain legal matters relating to those securities will be passed upon for us by Jayne M. Donegan, our Associate General Counsel, and for any underwriters or agents by counsel named in the prospectus supplement. Ms. Donegan is a full-time employee of ours and holds restricted stock units and options to purchase shares of our outstanding common stock. Certain legal matters will be passed upon on our behalf by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed on April 28, 2008 and the effectiveness of our internal control over financial reporting as of December 29, 2007 included in our Annual Report on Form 10-K for the year ended December 29, 2007, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedule and our management's assessment of the effectiveness of our internal control over financial reporting as of December 29, 2007 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC's rules allow us to "incorporate by reference" into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. This prospectus incorporates documents by reference, which are not presented in or delivered with this prospectus.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering, as well as after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, are also incorporated into this prospectus by reference, although we are not incorporating any information that we are deemed to furnish and not file in any of our Current Reports on Form 8-K filed in accordance with SEC rules.

        The following documents were filed by us with the SEC and are incorporated into this prospectus by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (filing date of February 20, 2008);

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008 (filing date of April 25, 2008) and June 28, 2008 (filing date of July 25, 2008);

  •
  our Current Reports on Form 8-K filed on January 29, 2008, February 28, 2008, March 26, 2008, April 17, 2008 (to the extent filed under Item 8.01 and as Exhibit 99.2 thereto), April 28, 2008, May 16, 2008 and June 30, 2008; and

  •
  the description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

        Any statement contained in a document incorporated into this prospectus by reference will be deemed to be modified or superseded for purposes of this prospectus and the prospectus supplement to the extent that a statement contained in this prospectus or the prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

        The documents incorporated into this prospectus by reference are available from us upon request. We will provide a copy of any or all of the information that is incorporated into this prospectus by reference (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request.

        Requests for documents should be directed to:

  Textron Inc.
  40 Westminster Street
  Providence, Rhode Island 02903
  Attention: Investor Relations Department

        We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

  SEC Public Reference Room
  100 F Street, N.E.
  Washington, D.C. 20549

        For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including Textron. This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, or directly from us, as indicated above. In addition, these reports and other information are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. Information about us is also available at our Internet site at http://www.textron.com. However, the information on our Internet site is not a part of this prospectus or the prospectus supplement.

20,700,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

April 29, 2009

Joint Book-Running Managers

Goldman, Sachs & Co.
J.P.Morgan

Co-Managers

Barclays Capital
Citi
Credit Suisse
Deutsche Bank Securities
HSBC
Merrill Lynch & Co.
Mitsubishi UFJ Securities
UBS Investment Bank